Exhibit 99.1

Market Technology Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing September 17, 2026

New York, NY, September 16, 2026 (GLOBE NEWSWIRE) – Market Technology Acquisition Corp (Nasdaq: MTAKU) (the “Company”) announced today that, commencing September 17, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “MTAK” and “MTAKW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “MTAKU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants.

About Market Technology Acquisition Corp

Market Technology Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company’s strategy allows for an initial business combination in any business or industry or at any stage of its corporate evolution, its primary focus is businesses operating across the global capital markets ecosystem, with particular emphasis on licensed U.S. equities and options clearing businesses and related market infrastructure, and post-trade, brokerage, custody, execution and financial technology platforms. The Company’s management team is anchored by CEO Jonathan Slone, and CFO and COO, Christopher Hayes, supported by a board of directors with extensive industry, operational and capital markets expertise.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s anticipated use of the net proceeds from the offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Jonathan Slone

Jslone@mtechak.com

(917) 362-1067